EXHIBIT 10.72

STOCK PURCHASE AGREEMENT

between

ROCCO A. ORTENZIO,
an individual

- Seller -

and

SELECT MEDICAL CORPORATION,
a Delaware corporation

- Buyer -

and joined in by

SELECT TRANSPORT, INC.,
a Delaware corporation

- Company -
Dated: November 20, 2002

STOCK PURCHASE AGREEMENT

     THIS AGREEMENT is made and entered into as of the 20th day of November, 2002, by and among ROCCO A. ORTENZIO, an individual (the “Seller”), on the one hand, and SELECT MEDICAL CORPORATION, a Delaware corporation (“Buyer”), on the other hand, and joined in by SELECT TRANSPORT, INC., a Delaware corporation (“Company”).

BACKGROUND

     A.       The Seller is the record and beneficial owner of 1,000 shares of the common stock of Company with a par value of $1.00 per share (“Common Stock”), constituting all of Company’s outstanding and issued capital stock. Each Seller owns the number of shares of Common Stock set forth opposite such Seller’s name on Exhibit “A” attached hereto and made a part hereof (such shares are hereinafter collectively referred to as the “Shares”).

     B.       Company owns a hangar located at 604 Airport Drive, Harrisburg International Airport, Lower Swatara Township, Dauphin County, Pennsylvania. And certain items of personal property located within the hanger building (collectively, the “Hangar”).

     C.       The Seller desires to sell to Buyer, and Buyer desires to buy from the Seller, all of the Shares. This Agreement sets forth the terms and conditions pursuant to which the Seller will sell the Shares to Buyer.

     NOW, THEREFORE, in consideration of the mutual terms and conditions herein contained, and intending to be legally bound hereby, it is agreed among the parties hereto as follows:

ARTICLE 1. PURCHASE AND SALE OF THE SHARES

     1.1        The Shares. Subject to the terms and conditions hereof and on the basis of and in reliance upon the covenants, agreements, and representations and warranties set forth herein, the Seller shall, on the Closing Date (as hereinafter defined), sell, transfer, assign and deliver to Buyer, or to one or more corporations, partnerships or other legal entities owned or controlled by Buyer and designated to the Seller by Buyer (each, a “Permitted Assignee”), and Buyer shall purchase, accept and receive all right, title and interest in and to all of the Shares. The certificates representing the Shares will be duly authorized in blank by the Seller, or accompanied by stock powers duly endorsed in blank.

ARTICLE 2. PURCHASE PRICE

     2.1        Purchase Price. In exchange for the Shares, and in reliance upon the covenants, agreements, and representations and warranties set forth herein, Buyer shall pay to the Seller at Closing (as hereinafter defined) the sum of One Million Seven Thousand Eight Hundred Fifty Dollars ($1,007,850) (the “Purchase Price”). The Purchase Price shall be adjusted by an amount equal to the Additional Amount (as hereinafter defined). The “Additional Amount” shall mean the amount of cash received or collected, on or before January 15, 2003, by the Buyer or the Company relating to the Company’s pre-Closing operations {to include the Company’s bank accounts the control of which are transferred to the Buyer and the Company’s accounts receivable converted to cash}, less any amounts expended or incurred by the Buyer or the Company after the Closing relating to the Company’s pre-Closing operations {to include liabilities not disclosed to, or specifically assumed by, the Buyer hereunder}. The Additional Amount, if positive, shall be paid by the Buyer to the Seller, or, if negative, shall be paid by the Seller to the Buyer, on or before January 15, 2003.

ARTICLE 3. THE CLOSING

     3.1        Place and Time of the Closing. The closing of the purchase and sale of the Shares and other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Buyer located at 4716 Old Gettysburg Road, Mechanicsburg, Pennsylvania 17055 on the date hereof (the date of Closing is hereinafter called the “Closing Date”).

     ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF COMPANY AND THE SELLERS

     Company and the Seller, jointly and severally, represent and warrant to Buyer as follows:

     4.1        Organization and Standing. (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Company has the corporate power and authority, and all governmental licenses, authorizations, consents and approvals, to own all of its properties and assets, carry on its business, and execute and deliver this Agreement. The copies of the articles of incorporation and bylaws (and other applicable organizational documentation) of Company, as amended to date, that have been delivered to Buyer are complete and correct, and the stock books and minute books of Company delivered to Buyer on or before Closing will be complete and accurate.

     4.2        Federal Employer Identification Numbers and Addresses. Company’s Federal Employer Identification Number is 23-2872898 and its mailing address is 4716 Old Gettysburg Road, Mechanicsburg, Pennsylvania 17055.

     4.3        Power and Authority. (a) Each Seller has the requisite legal capacity and authority, and has obtained and all governmental licenses, authorizations, consents and approvals, to execute and deliver this Agreement and the other documents required to be delivered by such Seller (collectively, the “Sale Documents”), perform such Seller’s obligations under this Agreement and the Sale Documents, and carry out the transactions contemplated hereby.

     (b)  Company has the corporate power and authority to execute and deliver this Agreement and the other documents required to be delivered by Company (collectively, the “Transaction Documents”), and perform its obligations under this Agreement and the Transaction Documents.

     4.4        Binding Agreement. (a) This Agreement has been duly and validly executed and delivered by the Seller and constitutes the valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other laws affecting the enforcement of creditors’ rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

     (b)        The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Company and approved by the stockholders of Company, and no other corporate proceedings are necessary to authorize this Agreement and the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and constitutes the valid and binding agreement of Company, enforceable against Company in accordance with its terms.

     4.5        Absence of Conflicting Agreements. Neither the execution and delivery of this Agreement by the Seller or Company, nor the execution and delivery of the Sale Documents by the Seller or the Transaction Documents by Company, nor the performance by any of them of the transactions contemplated thereby (a) conflicts with, or constitutes a breach of or a default under (i) any applicable law, or any applicable rule, judgment, order, writ, injunction or decree of any court, or (ii) any applicable rule or regulation of any administrative agency or other governmental authority to which the Seller or Company is bound, or the property of any of them is or are subject; (b) violates any provision of the articles of incorporation or bylaws of Company; (c) violates any provision of or results in the breach of, or entitles any party to accelerate or terminate (whether after the giving of notice or lapse of time or both) an obligation under, any mortgage, deed of trust, indenture, lien, lease, contract, commitment, understanding, arrangement, restriction, note, bond, license, instrument or any other agreement to which either Seller or Company is a party or to which any of their respective properties or assets, or the Shares, are subject; or (d) results in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any property of the Seller or Company, including, but not limited to, the Shares.

     4.6        Consents. No license, consent, approval, waiver, order or authorization of, or registration, declaration or filing with any person, entity or governmental agency or authority is required in connection with the execution and delivery of this Agreement by the Seller or Company or the execution and delivery of the Sale Documents by the Seller or of the

Transaction Documents by Company, or for the consummation by them of the transactions contemplated thereby.

     4.7        Assets and Liabilities. As of the date hereof, the Company owns no assets other than the Hangar and the cash and accounts receivable listed on Schedule 4.7 attached hereto, and has no existing liabilities or obligations, whether absolute, accrued, contingent or otherwise, and there is no basis for assertion against Company of any liability or obligation of any nature or amount.

     4.8        Capital Stock. (a) The authorized capital stock of Company consists of 1,000 shares of the Common Stock of Company, $1.00 par value per share, of which 1,000 shares are issued and outstanding.

     (b)        All outstanding shares of the Common Stock are duly authorized, validly issued, fully paid and non-assessable. There are no preemptive or similar rights on the part of any holder of any class of securities of Company. There are no outstanding offers, subscriptions, options, warrants, rights or other agreements or commitments obligating Company or the Seller to issue or sell, or cause to be issued or sold, any shares of the capital stock of Company or any securities or obligations convertible into or exchangeable for (or giving any person any right to acquire any shares of) such capital stock, or obligating Company or the Seller to enter into any such agreement or commitment.

     (c)        All of the shares of Company’s issued and outstanding capital stock are, and always have been, owned beneficially and of record by the Seller, free and clear of any security interest, liens, options, equities, claims, restrictions, mortgages, deeds of trust, pledges or rights of another whatsoever (collectively, “Encumbrances”), and no other party has, or ever has had, any right, title or interest, whether legal or equitable, in said shares. At the Closing, Buyer (or its assignee as permitted hereunder) shall acquire good, valid and marketable title to the Shares, free and clear of any Encumbrance whatsoever.

     4.9        Compliance with Laws. Company has operated in compliance with all applicable federal, state, local and other governmental laws or ordinances, and all applicable orders, rules and regulations of federal, state, local and other governmental agencies, and neither the Seller nor Company has received any claim or notice that the Business is not in compliance with any of the foregoing.

     4.10        Legal Proceedings. There are no disputes, claims, actions, suits, proceedings, arbitrations or investigations, either administrative or judicial, pending or to the best knowledge of the Seller and Company, threatened or contemplated against or affecting the Seller, Company or the Shares, either at law or in equity or otherwise, before or by any court or governmental agency or body, domestic or foreign, or before an arbitrator of any kind. Neither the Seller nor Company is aware of any state of facts or the occurrence of any event that might reasonably form the basis of any claim against the Seller or Company which might have a materially adverse effect on the operations or prospects of Company or might materially increase the insurance premiums payable under any insurance policy. Company is not in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

     4.11        Finders. No broker or finder has acted for the Seller or Company in connection with the transactions contemplated by this Agreement, and no broker or finder is entitled to any broker’s or finder’s fee or other commission in respect thereof based in any way on agreements, understandings or arrangements with the Seller or Company.

     4.12        Subsidiaries. Company does not (a) own, directly or indirectly, any shares of capital stock or have any other equity interest in any corporation, partnership, association, joint venture, or other entity or business enterprise, (b) control, beneficially or otherwise, any other corporation, partnership, association, joint venture, or other entity or business organization, or (c) have any commitment to contribute to the capital of, make loans or advances to, or share the losses of, any enterprise.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to the Seller as follows:

     5.1        Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and authority to execute and deliver this Agreement.

     5.2        Binding Agreement. This Agreement has been duly executed and delivered by Buyer. This Agreement is the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other laws affecting the enforcement of creditors’ rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

     5.3        Absence of Conflicting Agreements. Neither the execution or delivery of this Agreement by Buyer, nor the performance by Buyer of the transactions contemplated hereby, conflicts with, or constitutes a breach of or a default under (a) any applicable law or any applicable rule, judgment, order, writ, injunction, or decree of any court, (b) any applicable rule or regulation of any administrative agency or other governmental authority, (c) any applicable agreement, indenture, contract or instrument to which Buyer is a party or by which he is bound, or (d) violates any provision of the articles of incorporation or bylaws of Buyer.

     5.4        Finders. No broker or finder has acted for Buyer in connection with the transactions contemplated by this Agreement.

     5.5        Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby.

ARTICLE 6. COVENANT OF BUYER

     6.1       Right of First Refusal. (a) At any time after the date hereof, in the event Buyer proposes to sell either the Hangar or all of the Shares to a third party (other than a Permitted Assignee) in a bona fide transaction, Buyer may not transfer either the Hangar or any Shares, as the case may be, without first offering to sell the Hangar or such Shares to Rocco A. Ortenzio pursuant to this Section 6.1.

     (b)       Buyer shall deliver a written notice (a “Sale Notice”) to Rocco A. Ortenzio describing in reasonable detail the material terms of the proposed sale, including the name of the offeree and the purchase price being requested, together with a copy of any proposed agreement or instrument pursuant to which Buyer proposes to sell either the Hangar or the Shares, as the case may be, to the offeree. Upon receipt of the Sale Notice, Rocco A. Ortenzio shall have the right and option to purchase either the Hangar or the Shares, as the case may be, at the price and on the terms of the proposed transfer set forth in the Sale Notice. Within 15 days after receipt of the Sale Notice, Rocco A. Ortenzio shall notify Buyer whether or not he wishes to purchase the Hangar or the Shares, as the case may be.

     (c)       If Rocco A. Ortenzio elects to purchase either the Hangar or the Shares pursuant to this Section 6.1, the closing of such purchase and sale shall be held at the place and on the date established by Rocco A. Ortenzio in his notice to Buyer in response to the Sale Notice, which in no event shall be less than 10 nor more than 30 days from the date of such notice. In the event that Rocco A. Ortenzio does not elect to purchase either the Hangar or the Shares, as the case may be, Buyer may transfer either the Hangar or the Shares, as the case may be, to the offeree specified in the Sale Notice at a price not less than the price specified in the Sale Notice and on other terms no more favorable to the transferee thereof than specified in the Sale Notice. Such sale must occur during the 120 day period immediately following the last date on which Rocco A. Ortenzio could have elected to purchase either the Hangar or the Shares, as the case may be. Any transfer of either the Hangar or the Shares not within such 120 day period will be subject to the provisions of this Section 6.1 upon any subsequent transfer.

ARTICLE 7. INDEMNIFICATION

     7.1       Indemnification.

     (a)       Subject to the limitations contained elsewhere in this Article 7, the Seller shall indemnify and hold harmless Buyer, and Buyer shall indemnify and hold harmless the Seller (the party required to provide indemnification is hereinafter referred to as the “indemnifying party” while the other party is hereinafter referred to as the “indemnified party”) against any and all losses, costs, expenses, claims, damages, actual liabilities or actions, including the amount of any settlement approved by such indemnifying party and expenses of enforcing this Agreement, which such indemnified party has suffered, incurred or become subject to, and shall reimburse the indemnified party for any legal, audit or other expenses incurred by it in connection with investigating any claims and defending any actions, insofar as such losses, costs, expenses, claims, damages, liabilities or actions arise out of or are based upon (i) any false representations or the breach of any warranty made by the indemnifying party herein or in any schedule, document, list, certificate or other instrument delivered to the indemnified party pursuant to this Agreement (hereinafter called a “Warranty Breach”); (ii) any breach or default in the performance by the indemnifying party of any of its covenants or agreements with the indemnified party contained herein (hereinafter called a “Covenant Breach”); or (iii) any liabilities and expenses of Company resulting from or incurred in the defense and/or settlement of any litigation or third party claim which is filed or otherwise becomes known to Company or Buyer prior to the expiration of the “Claims Period” (as defined pursuant to the first sentence of subsection 7.1(d) below) that arises out of incidents or events occurring prior to the Closing Date (hereinafter the claims referred to in this clause (iii) of this subsection 7.1(a) are called the “Disclosed Litigation Claims”). For purposes of the foregoing, any such losses, costs, expenses, claims, damages, liabilities or actions incurred by Company shall be considered losses, costs, expenses, claims, damages, liabilities or actions incurred by Buyer for which Buyer shall be entitled to be indemnified. The losses, costs, expenses, claims, damages, liabilities and actions described in this subsection 7.1(a) are hereinafter individually called a “Loss” and collectively “Losses.”

     (b)       If and whenever any party shall claim that it is entitled to indemnification pursuant to the provisions hereof, such party shall send a written notice to the party from whom it is seeking indemnification stating the basis for such claim and the total amount of the Loss that the party seeking indemnification claims to have incurred. If the party from whom indemnification is sought shall object to such claim of Loss, such party shall give written notice of its objection to the party asserting the claim. If no such objection shall have been sent within 15 days after the party from whom indemnification is sought has received the claim notice, the amount of the Loss claimed by the party seeking indemnification shall be deemed to have been “finally determined.” In the event that the party from whom indemnification is sought makes a timely objection to the claim, and within 15 days thereafter the parties are unable through negotiations to finally determine the Loss, then the claim shall be submitted for final determination to a court of competent jurisdiction located in the Commonwealth of Pennsylvania. The Seller and Company hereby consent to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania or any United States federal court sitting in the City of Harrisburg, Commonwealth of Pennsylvania with respect to the adjudication of any claims arising under this Agreement or related in any way whatsoever to the transactions contemplated under this Agreement.

     (c)       With respect to any claim made by a third party against which a party hereto is seeking indemnification under Section 7.1(a), the party from whom indemnification is sought shall have the right, at its own expense, to participate in or assume control of the defense of such claim, subject to the rights of the appropriate insurance company to control the defense of any claim covered by insurance, and the party seeking indemnification shall fully cooperate with the party from whom indemnification is sought subject to reimbursement for actual out-of-pocket expenses incurred as a result of such request by the party from whom indemnification is sought. If the party from whom indemnification is sought either does not elect to assume control (subject to the aforesaid rights of the insurance company to control the defense of any claim covered by insurance) or otherwise participate in the defense of any third-party claim, that party shall be bound by the results obtained by the other with respect to such claim.

     (d)       Except as provided otherwise in this subsection, no claim for indemnification under 7.1(a)(i) for Losses occurring by reason of a Warranty Breach may be asserted by an indemnified party after the end of the “Claims Period” which shall commence on the Closing Date and end on the third anniversary of the Closing Date. This subsection does not apply to, and there is no time limit on, claims for indemnification asserted by a party for Losses occurring by reason of a Disclosed Litigation Claim of for Losses occurring by reason of a Covenant Breach.

     (e)       There is no time limit within which claims for indemnification timely asserted by an indemnified party for Losses arising out of Disclosed Litigation claims or for Losses arising out of Covenant Breaches must be resolved. All other claims for indemnification timely asserted by an indemnified party under Section 7.1(a)(i) or shall be resolved prior to the end of the Claims Period and the indemnified party and indemnifying party shall each use their best efforts to resolve such claims in a fair and equitable manner. If such resolution would not otherwise be possible within the Claims Period because the claim was made against Buyer or Company by one or more third parties, then the Seller and Buyer shall within the Claims Period make a reasonable valuation of the potential liability of Buyer or Company with respect to such third party claims, and such valuation shall be the amount of Loss for which Buyer shall be indemnified.

     (f)       For the purposes of this Article 7, an indemnified party shall not be deemed to have been damaged by a Loss to the extent that such indemnified party has received payment from insurance in respect of such Loss or, in the case of Buyer or Company, to the extent that such Loss was reserved against on the Balance Sheet.

ARTICLE 8. MISCELLANEOUS

     8.1       Survival of Representations and Warranties. All representations, warranties, covenants and agreements made by each party in this Agreement or in any schedule, certificate, document or list delivered by any such party pursuant hereto shall survive Closing and each party hereto shall be entitled to rely upon the representations and warranties of the other party, notwithstanding any investigation conducted before or after Closing or the decision of any party to complete this transaction;

     8.2       Costs and Expenses. Except as expressly otherwise provided herein, each party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, whether or not the transactions herein provided shall be consummated.

     8.3       Bulk Sales Law. The Seller shall indemnify and hold Buyer harmless from any loss, cost or liability (including reasonable attorney’s fees) incurred by Buyer as a result of non-compliance with any applicable Bulk Sales Law.

     8.4       Performance. In the event of a default on the part of either party, the non-defaulting party shall have the right, in addition to any other remedies which may be available, to obtain specific performance of the terms of this Agreement. Should any party default in performance of any of the terms and conditions of this Agreement or any other agreement referred to herein which results in the filing of a lawsuit for damages, specific performance, or other remedy, the prevailing party in such lawsuit shall be entitled to its reasonable attorney’s fees and court costs from the losing party.

     8.5       Benefits and Assignment. This Agreement will be binding upon the respective legal representatives, successors and permitted assigns of the parties hereto. None of the parties hereto may assign its interests or delegate its duties under this Agreement to any other person without the prior written consent of the other parties. Notwithstanding the provisions of this Section, Buyer shall be entitled to assign its rights set forth in this Agreement to a Permitted Assignee, or to name one or more Permitted Assignees to take title to the Shares without the prior written consent of either Seller.

     8.6       Effect and Construction of this Agreement. This Agreement and the Schedules hereto embody the entire Agreement and understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein. The captions are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

     8.7       Severability. If any provisions of this Agreement shall be declared invalid or illegal for any reason whatsoever, the remaining terms and provisions of this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision has not been contained herein.

     8.8       Notices. All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered to the party entitled to receive the notice or when sent by certified or registered mail, postage prepaid, properly addressed to the party entitled to receive such notice at the address stated below:

If to the Seller: or Company	Select Transport, Inc. 4716 Old Gettysburg Road P.O. Box 2034 Mechanicsburg, PA 17055 Attn: Michael E. Salerno

If to Buyer:	Select Medical Corporation 4716 Old Gettysburg Road P.O. Box 2034 Mechanicsburg, PA 17055 Attn: Rocco A. Ortenzio

with a copy to:	Select Medical Corporation 4716 Old Gettysburg Road P.O. Box 2034 Mechanicsburg, PA 17055 Attn: Michael E. Tarvin

or to such other addresses or entities as any party hereto may from time to time direct.

     8.9       Further Assurances. Following Closing, at the request of Buyer, the Seller shall deliver any further instruments of transfer and shall take any action as may be necessary or appropriate to vest in the Buyer, or a Permitted Assignee, good title to the Shares, or to otherwise effectuate the purposes of this Agreement.

     8.10       Waiver, Discharge, Etc. This Agreement may not be released, discharged, abandoned, changed, amended or modified in any manner, except by an instrument in writing signed on behalf of each of the parties hereto by their duly authorized officers or representatives. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

     8.11       Rights of Persons Not Parties . Nothing contained in this Agreement shall be deemed to create rights in persons not parties thereto, other than the successors and permitted assigns of the parties hereto.

     8.12       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to any conflict of laws provision.

     8.13       Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the day and year first above written.

The Seller:

/s/ Rocco A. Ortenzio Rocco A. Ortenzio

Buyer:

SELECT MEDICAL CORPORATION, a Delaware corporation

By:	/s/ Michael E. Tarvin Michael E. Tarvin, Senior Vice President

Company:

SELECT TRANSPORT, INC., a Delaware corporation

By:	/s/ Michael E. Salerno Michael E. Salerno

EXHIBIT “A”

OWNERSHIP OF THE SHARES

Rocco A. Ortenzio	1,000 shares

Schedule 4.7

Identification of Cash and Accounts Receivable
(as of November 20, 2002)

Cash	$33,629.67
Accounts Receivable	$—